Exhibit 99.1

KIMBALL INTERNATIONAL, INC. REPORTS FOURTH QUARTER AND FISCAL YEAR 2020 RESULTS

--Fourth Quarter Results Demonstrate Resilience Within Current Market Conditions--
--Achieved $25.6 Million in Cost Savings in Fiscal 2020--
--Announced New Market Centric Organizational Structure to Drive Market Share Gains--
--Additional Cost Savings of $20 Million Expected in Fiscal 2021--

JASPER, IN (August 3, 2020) - Kimball International, Inc. (NASDAQ: KBAL) today announced results for the fourth quarter and fiscal year ended June 30, 2020.
Selected Financial Highlights:
Fourth Quarter FY 2020
•Net sales decreased 20% to $156.1 million
•Gross margin expanded by 70 basis points despite lower volume
•Operating income margin of 7.0%, or 9.4% on an adjusted basis
•Net income of $9.2 million, decreased 17%
•Adjusted EBITDA of $19.1 million, increased 1%, and adjusted EBITDA margin of 12.2% increased 260 basis points
•Diluted EPS of $0.25, or $0.29 on an adjusted basis, a decrease of 9% compared to adjusted EPS of $0.32 a year ago
•Return on Invested Capital (ROIC) of 30.0%
•Backlog of $151.1 million
CEO Kristie Juster commented, “Fourth quarter results demonstrated the resilience of Kimball International in navigating a very difficult business and operating environment. Excellent execution across our organization enabled us to report stable adjusted operating income, along with modest growth in adjusted EBITDA, despite a significant COVID-19 impact on our revenues. This performance reflected the success of our ongoing transformation plan and Phase 1 of our restructuring program, which together have yielded significant cost savings while streamlining our operations and leveraging expertise across our brands.

“Business conditions remained challenging throughout the fourth quarter as the health crisis and resultant economic decline caused postponements of projects and uncertainty around adapting to a post-COVID working environment. In early May, with our production facilities fully operational under strict safety and health protocols, we acted quickly to develop products and solutions that would assist clients in adhering to social distancing and workplace safety requirements, while providing comfortable and collaborative settings. These included retrofits and redesigns for existing products and spaces, as well as roadmaps to reimagine the new work environment.

“We are pleased with the initial market response to our initiatives, but we recognize that the business environment is likely to remain difficult in the periods ahead. As a result, we have decided to accelerate the implementation of the next phase of our Kimball International Connect strategy, which we believe will drive continued market share gains for Kimball International during this period as well as yield additional cost savings that will enable us to effectively manage through the downturn and emerge as a leaner, more nimble company.

“Specifically, the Connect 2.0 Strategy is comprised of four new market centric business units of Workplace, Health, Hospitality and eBusiness that will accelerate our ability to redesign and reimagine the new workplace, build a new work from home portfolio, continue assembling experts in health, and expand our hospitality business into other commercial direct sales environments. The dedicated eBusiness unit will take a leadership role in establishing all e-commerce across our brands and end markets. Each of these four business units will be supported by the agility and efficiency of Global Operations and the streamlined center-led structure that we implemented in year one of our strategy.

“At the same time, we are initiating Phase 2 of our restructuring program, which will result in a restructuring charge of between $17.0 million and $18.0 million in total of which approximately $6.0 million will be recorded in the first quarter of fiscal 2021. Approximately 75% of the total charge will be cash charges. The workforce reductions and facility optimization that comprise this program, together with our ongoing operational excellence initiatives are expected to yield cost savings of approximately $20.0 million in fiscal 2021.”

Overview

Fourth Quarter Fiscal 2020 Results

Consolidated net sales were $156.1 million, down 20% from $195.6 million in the year ago quarter. Gross margin expanded by 70 basis points to 35.0% due to cost savings, selected product price increases and efficient management of our manufacturing facilities through the revenue decline. Selling and administrative expenses of $41.6 million declined $11.3 million compared to the prior year, decreasing to 26.8% of net sales. Adjusted selling and administrative expenses were $39.9 million or 25.5% of net sales, compared to $52.4 million or 26.8% of net sales in last year’s fourth quarter. Net income decreased 17% to $9.2 million, and GAAP earnings per diluted share were $0.25, compared to $0.30 reported in the fiscal 2019 fourth quarter. Adjusted earnings per share, which excludes restructuring charges, decreased 9% to $0.29, compared to $0.32 last year. Adjusted EBITDA increased 1% to $19.1 million, and adjusted EBITDA margin expanded 260 basis points to 12.2%.

The current year fourth quarter benefited from approximately $3.1 million in one-time favorable adjustments to year-to-date annual incentive compensation accruals, which increased adjusted earnings per share by $0.06. In addition, this year’s fourth quarter was favorably impacted by lower incentive compensation costs, delayed spending across the Company and reduced employee healthcare costs, much of which was related to the COVID-19 pandemic.

The Company ended the fourth quarter in a strong financial position, with $97.1 million in cash and short-term investments, minimal debt and $73.4 million in available credit lines, providing the resources to weather the COVID-19 crisis and continue to invest to support future growth.

Fiscal Year 2020 Results

Fiscal year 2020 net sales of $727.9 million decreased 5% from fiscal year 2019 net sales of $768.1 million. Fiscal year 2020 operating income was $54.4 million, or 7.5% of net sales, compared to fiscal year 2019 operating income of $49.5 million, or 6.4% of net sales. Adjusted operating income was $64.2 million, 21% above the $53.1 million in fiscal 2019. Net income for fiscal year 2020 was $41.1 million, or $1.11 per diluted share, inclusive of $6.3 million restructuring expense ($0.17 per share) and $0.5 million CEO transition costs ($0.01 per share). Fiscal year 2019 net income was $39.3 million, or $1.06 per diluted share, inclusive of $0.7 million restructuring expense ($0.02 per share) and $1.5 million CEO transition costs ($0.04 per share). Fiscal year 2020 adjusted EBITDA was $81.3 million, or 11.2% of net sales, compared to fiscal year 2019 adjusted EBITDA of $69.5 million, or 9.0% of net sales.

Capital expenditures for fiscal 2020 were $21.1 million. The Company returned $15.9 million to shareholders in the form of dividends and share buybacks.

Net Sales by End Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2020	2019	% Change	2020	2019	% Change
Workplace	$91.0	$117.2	(22%)	$435.4	$462.7	(6%)
Health	21.6	28.8	(25%)	108.9	110.4	(1%)
Hospitality	43.5	49.6	(12%)	183.6	195.0	(6%)
Total Net Sales	$156.1	$195.6	(20%)	$727.9	$768.1	(5%)

Summary and Outlook

“Fiscal 2020 results represented very respectable performance in light of the COVID-19 impact on our fiscal third and fourth quarter revenues. We succeeded in posting double-digit growth in operating income and adjusted operating income on a 5% decline in revenues, and we reported an industry-leading 37.5% return on invested capital, all indications of the significant efficiency gains that have been achieved by the Kimball International team.

“Recent order rate trends within this period of economic uncertainty lead us to anticipate lower year-on-year comparisons over the next several quarters. Our fiscal year-end backlog was $151 million, of which $90 million is scheduled to ship in the first quarter of fiscal 2021. Recent order trends and the resurgence of COVID-19 in certain parts of the country lead us to expect that first quarter fiscal year 2021 revenue will be slightly below fourth quarter fiscal year 2020 levels.

“Longer term, we are confident in our ability to grow our business organically and through opportunistic acquisitions that enable us to gain share in our selected vertical markets as well as build our e-commerce capabilities,” Ms. Juster concluded.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, statement of comprehensive income, balance sheet, or statement of cash flows of the Company. The non-GAAP financial measures used within this release are (1) adjusted selling and administrative expense; (2) adjusted EBITDA; (3) adjusted operating income; (4) adjusted net income; and (5) adjusted diluted earnings per share. Adjusted operating income, adjusted net income, and adjusted diluted earnings per share each exclude restructuring expense and CEO transition costs from the GAAP income measure. Adjusted selling and administrative expense excludes market value adjustments related to the SERP liability and CEO transition costs from the GAAP income measure. Additionally, adjusted operating income excludes market value adjustments related to the SERP liability. Adjusted EBITDA is defined as net income before interest expense, income taxes, depreciation expense, amortization expense, restructuring expense, and CEO transition costs. A reconciliation of the reported GAAP numbers to the non-GAAP financial measures is included in the Reconciliation of Non-GAAP Financial Measures table below. Management believes that Adjusted EBITDA and other metrics excluding restructuring expense, CEO transition expenses, and market value adjustments related to the SERP liability are useful measurements to assist investors in comparing our performance over various reporting periods on a consistent basis by removing from operating results the impact of items that do not reflect our core operating performance.
The orders received metric is a key performance indicator used to evaluate general sales trends and develop future operating plans. Orders received represent firm orders placed by our customers during the current quarter which are expected to be recognized as revenue during current or future quarters. The orders received metric is not intended to be presented as an alternative measure of revenue recognized in accordance with GAAP.
Return on Invested Capital is a key performance indicator calculated as: [(Earnings Before Interest, Taxes, Amortization, Restructuring Expense, and CEO Transition Costs) multiplied by (1 minus Effective Tax Rate)] divided by (Total Shareholders’ Equity plus Net Debt). Net Debt is defined as current maturities of long-term debt plus long-term debt less cash, cash equivalents, and short-term investments.
Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995. These statements generally can be identified by the use of words or phrases, including, but not limited to, “intend,” “anticipate,” “believe,” “estimate,” “project,” “target,” “plan,” “expect,” “setting up,” “beginning to,” “will,” “should,” “would,” “resume” or similar statements. We caution that forward-looking statements are subject to known and unknown risks and uncertainties that may cause the Company’s actual future results and performance to differ materially from expected results including, but not limited to, the risk that any projections or guidance, including revenues, margins, earnings, or any other financial results are not realized, adverse changes in global economic conditions, successful execution of Phase 2 of our restructuring plan, the impact of changes in tariffs, increased global competition, significant reduction in customer order patterns, loss of key suppliers, loss of or significant volume reductions from key contract customers, financial stability of key customers and suppliers, relationships with strategic customers and product distributors, availability or cost of raw materials and components, changes in the regulatory environment, global health concerns (including the impact of the COVID-19 outbreak), or similar unforeseen events. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company’s Form 10-K filing for the fiscal year ended June 30, 2019 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast

Date:	August 3, 2020
Time:	5:00 PM Eastern Time
Dial-In #:	844-602-5643 (International Calls - 574-990-3014)
Pass Code:	Kimball
A webcast of the live conference call may be accessed by visiting Kimball International’s Investor Relations website at www.ir.kimballinternational.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimballinternational.com within two hours of the conclusion of the live call.
About Kimball International, Inc.
For 70 years, Kimball International has created design driven furnishings that have helped our customers shape spaces into places, bringing possibility to life by enabling collaboration, discovery, wellness and relaxation. We go to market through our family of brands: Kimball, National, Kimball Hospitality, and D’style by Kimball Hospitality. Our values and high integrity are demonstrated daily by living our Purpose and Guiding Principles that establish us as an employer of choice. We build success by growing long-term relationships with customers, employees, suppliers, shareholders, and the communities in which we operate. In fiscal year 2020, the company generated $728 million in revenue and employed over 2,800 people. To learn more about Kimball International, Inc. (KBAL), visit www.kimballinternational.com.

Financial highlights for the fourth quarter ended June 30, 2020 are as follows:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	June 30, 2020		June 30, 2019
Net Sales	$156,069	100.0%	$195,570	100.0%
Cost of Sales	101,513	65.0%	128,441	65.7%
Gross Profit	54,556	35.0%	67,129	34.3%
Selling and Administrative Expenses	41,646	26.8%	52,962	27.0%
Restructuring Expense	1,925	1.2%	937	0.5%
Operating Income	10,985	7.0%	13,230	6.8%
Other Income, net	1,686	1.1%	931	0.4%
Income Before Taxes on Income	12,671	8.1%	14,161	7.2%
Provision for Income Taxes	3,491	2.2%	3,052	1.5%
Net Income	$9,180	5.9%	$11,109	5.7%

Earnings Per Share of Common Stock:
Basic	$0.25		$0.30
Diluted	$0.25		$0.30

Average Number of Total Shares Outstanding:
Basic	36,861		36,753
Diluted	36,895		36,868

(Unaudited)	Fiscal Year Ended
(Amounts in Thousands, except per share data)	June 30, 2020		June 30, 2019
Net Sales	$727,859	100.0%	$768,070	100.0%
Cost of Sales	477,098	65.5%	513,518	66.9%
Gross Profit	250,761	34.5%	254,552	33.1%
Selling and Administrative Expenses	187,885	25.8%	204,140	26.6%
Restructuring Expense	8,489	1.2%	937	0.1%
Operating Income	54,387	7.5%	49,475	6.4%
Other Income, net	1,743	0.2%	2,195	0.3%
Income Before Taxes on Income	56,130	7.7%	51,670	6.7%
Provision for Income Taxes	15,076	2.1%	12,326	1.6%
Net Income	$41,054	5.6%	$39,344	5.1%

Earnings Per Share of Common Stock:
Basic	$1.11		$1.07
Diluted	$1.11		$1.06

Average Number of Total Shares Outstanding:
Basic	36,883		36,842
Diluted	37,037		37,064

	(Unaudited)
Condensed Consolidated Balance Sheets	June 30, 2020	June 30, 2019
(Amounts in Thousands)
ASSETS
Cash and cash equivalents	$91,798	$73,196
Short-term investments	5,294	33,071
Receivables, net	68,365	63,120
Inventories	49,857	46,812
Prepaid expenses and other current assets	16,869	13,105
Assets held for sale	215	281
Property and Equipment, net	92,041	90,671
Right of use operating lease assets	16,461	0
Goodwill	11,160	11,160
Intangible Assets, net	13,949	12,108
Deferred Tax Assets	7,485	8,722
Other Assets	12,773	12,420
Total Assets	$386,267	$364,666

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$27	$25
Accounts payable	40,229	47,916
Customer deposits	19,649	24,611
Current portion of operating lease liability	4,886	0
Dividends payable	3,454	3,038
Accrued expenses	41,076	57,494
Long-term debt, less current maturities	109	136
Long-term operating lease liability	16,610	0
Other	15,431	14,956
Shareholders’ Equity	244,796	216,490
Total Liabilities and Shareholders’ Equity	$386,267	$364,666

Condensed Consolidated Statements of Cash Flows	Fiscal Year Ended
(Unaudited)	June 30,
(Amounts in Thousands)	2020	2019
Net Cash Flow provided by Operating Activities	$29,798	$64,967
Net Cash Flow provided by (used for) Investing Activities	6,141	(22,186)
Net Cash Flow used for Financing Activities	(17,332)	(22,265)
Net Increase in Cash, Cash Equivalents, and Restricted Cash	18,607	20,516
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	73,837	53,321
Cash, Cash Equivalents, and Restricted Cash at End of Period	$92,444	$73,837

Orders Received by End Market
	Three Months Ended			Fiscal Year Ended
(Unaudited)	June 30,			June 30,
(Amounts in Millions)	2020	2019	% Change	2020	2019	% Change
Workplace *	$88.4	$134.2	(34%)	$442.5	$479.8	(8%)
Health	18.2	32.1	(43%)	109.9	118.3	(7%)
Hospitality	15.3	42.5	(64%)	167.3	183.3	(9%)
Total Orders	$121.9	$208.8	(42%)	$719.7	$781.4	(8%)

* Workplace end market includes education, government, commercial, and financial vertical markets

Supplementary Information
Components of Other Income (Expense), net	Three Months Ended		Fiscal Year Ended
(Unaudited)	June 30,		June 30,
(Amounts in Thousands)	2020	2019	2020	2019
Interest Income	$159	$592	$1,641	$1,931
Interest Expense	(14)	(28)	(79)	(174)
Gain on Supplemental Employee Retirement Plan Investments	1,610	367	600	673
Other Non-Operating Expense	(69)	0	(419)	(235)
Other Income, net	$1,686	$931	$1,743	$2,195

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share data)

Adjusted Selling and Administrative Expense
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Selling and Administrative Expense, as reported	$41,646	$52,962	$187,885	$204,140
Less: Pre-tax Expense Adjustment to SERP Liability	(1,610)	(367)	(600)	(673)
Less: Pre-tax CEO Transition Costs	(173)	(237)	(698)	(2,046)
Adjusted Selling and Administrative Expense	$39,863	$52,358	$186,587	$201,421
Adjusted Selling and Administrative Expense %	25.5%	26.8%	25.6%	26.2%

Adjusted Operating Income
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Operating Income, as reported	$10,985	$13,230	$54,387	$49,475
Add: Pre-tax Restructuring Expense	1,925	937	8,489	937
Add: Pre-tax Expense Adjustment to SERP Liability	1,610	367	600	673
Add: Pre-tax CEO Transition Costs	173	237	698	2,046
Adjusted Operating Income	$14,693	$14,771	$64,174	$53,131
Adjusted Operating Income %	9.4%	7.6%	8.8%	6.9%

Adjusted Net Income
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Income, as reported	$9,180	$11,109	$41,054	$39,344
Pre-tax CEO Transition Costs	173	237	698	2,046
Tax on CEO Transition Costs	(45)	(61)	(180)	(527)
Add: After-tax CEO Transition Costs	128	176	518	1,519
Pre-tax Restructuring Expense	1,925	937	8,489	937
Tax on Restructuring Expense	(495)	(241)	(2,185)	(241)
Add: After-tax Restructuring Expense	1,430	696	6,304	696
Adjusted Net Income	$10,738	$11,981	$47,876	$41,559

Adjusted Diluted Earnings Per Share
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Diluted Earnings Per Share, as reported	$0.25	$0.30	$1.11	$1.06
Add: After-tax CEO Transition Costs	0.00	0.00	0.01	0.04
Add: After-tax Restructuring Expense	0.04	0.02	0.17	0.02
Adjusted Diluted Earnings Per Share	$0.29	$0.32	$1.29	$1.12

Earnings Before Interest, Taxes, Depreciation, and Amortization excluding Restructuring Expense and CEO Transition Costs (“Adjusted EBITDA”)
	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
	2020	2019	2020	2019
Net Income	$9,180	$11,109	$41,054	$39,344
Provision for Income Taxes	3,491	3,052	15,076	12,326
Income Before Taxes on Income	12,671	14,161	56,130	51,670
Interest Expense	14	28	79	174
Interest Income	(159)	(592)	(1,641)	(1,931)
Depreciation	3,770	3,726	15,107	14,803
Amortization	695	322	2,402	1,777
Pre-tax CEO Transition Costs	173	237	698	2,046
Pre-tax Restructuring Expense	1,925	937	8,489	937
Adjusted EBITDA	$19,089	$18,819	$81,264	$69,476
Adjusted EBITDA %	12.2%	9.6%	11.2%	9.0%